Exhibit 99.1
For More Information Contact:
Brent Giles
(573) 761-6100

HAWTHORN BANCSHARES, INC. ANNOUNCES DIRECTORATE APPOINTMENT

Jefferson City, MO – October 27, 2023 – Hawthorn Bancshares, Inc. (NASDAQ: HWBK), the parent company of Hawthorn Bank, announced today that Douglas T. Eden has been appointed independent, non-executive director to both Hawthorn Bancshares and Hawthorn Bank’s board of directors effective October 25, 2023.
“We are pleased to welcome Mr. Eden to the board of directors and are confident that his experience and knowledge will expand the diversification of perspectives across our Board,” said Brent Giles, Chief Executive Officer of Hawthorn Bank and Hawthorn Bancshares, Inc.
Mr. Eden is currently the Principal and Investment Advisor Representative of Eden Capital Management, LLC based in Lakewood Ranch, Florida. Mr. Eden earned his Bachelor’s Degree in Economics from The Wharton School of the University of Pennsylvania in 1992 and worked in the Property & Casualty Insurance Industry for 24 years serving as Senior Vice President with CNA Financial (NYSE: CNA) in Chicago, Illinois, Senior Vice President with The Main Street America Group in Jacksonville, Florida and Executive Vice President with Selective Insurance Company (NASDAQ: SIGI) in Branchville, New Jersey. Mr. Eden is an active investor, privately managing assets for more than 25 years and from 2012-2014 he served on the Investment Committee of the Main Street America Group with oversight of the Property & Casualty insurer's $2 Billion investment portfolio.
About Hawthorn Bancshares, Inc.
Hawthorn Bancshares, Inc. (NASDAQ: HWBK), a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank. With $1.9 billion in assets, Hawthorn Bank is a full-service bank offering a wide range of financial services to commercial and retail clients. It operates 20 branches and approximately 40 ATMs located in Missouri communities in and surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield and the greater Kansas City metropolitan area.
Contact:
Hawthorn Bancshares, Inc.
Brent M. Giles, Chief Executive Officer
bgiles@hawthornbank.com
573.761.6100
Source: Hawthorn Bancshares, Inc.
Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company disclaims any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.